EXHIBIT (A)(5)(VI)

Upper Deck Responds to Topps’ Letter

NORTH LAS VEGAS, Nev., Aug. 9: The Upper Deck Company (Upper Deck) today announced that it sent a letter to counsel for The Topps Company, Inc. (Nasdaq: TOPP - News; Topps). This letter was in response to a letter from Topps’ counsel, dated August 8, 2007 and received yesterday by counsel for Upper Deck, concerning Upper Deck’s tender offer for all of the issued and outstanding shares of common stock of Topps. Upper Deck reiterated its continued interest in acquiring Topps. The text of the letter follows:

Re:    The Upper Deck Company (“Upper Deck”)

My client and I are frustrated, though not surprised, that our conversation Tuesday and the events of the last few days have been manipulated and re-cast by you on behalf of The Topps Company, Inc. (“Topps”), continuing the same unscrupulous tactics in which Topps and its directors have been engaged since at least February 2007, to justify Topps’ repeated failure to negotiate in good faith with Upper Deck in connection with Upper Deck’s proposed acquisition of Topps. Over the last several months “HSR risk” has been Topps’ mantra. Now that Topps no longer has the HSR flag to wave, it is attempting to mislead Topps’ stockholders by creating another smoke screen to draw attention away from the fact that it continues to support the Tornante-MDP transaction at $9.75 per share while urging Topps’ stockholders to reject the Upper Deck offer at $10.75 per share.

My colleague, Bertha Willner, emailed your colleague, William Gump, on Saturday at 1:08 p.m. (Los Angeles time) to inform you that Upper Deck had obtained HSR clearance (as we maintained would happen all along). We received confirmation from antitrust counsel approximately 20 minutes earlier (12:47 p.m. (Los Angeles time)). In fact, Topps issued a press release on Monday morning announcing that Upper Deck had obtained HSR clearance and reiterating that the Topps’ board had not changed its recommendation against the Upper Deck tender offer. We cannot reconcile the tone and content of that press release with the statement in your recent letter that you “were prepared and willing to meet with [us] throughout the week-end and Monday to attempt to finalize a definitive agreement.”

With respect to the negotiation of the merger agreement, you told us on Friday (prior to the HSR clearance) that we should expect a prompt turn around of a revised draft of the merger agreement reflecting the mechanics of a two-step transaction. We expected to have an email from you with the document in our inboxes on Saturday morning, but as you indicate in your letter, you did not send the revised merger agreement to us until Monday morning. As I indicated to you during our call on Tuesday, Ms. Willner, who is co-counsel with me on the negotiation of the merger agreement, was out of the office on Tuesday.

Upper Deck has been steadfast in its desire to acquire Topps and has gone to great lengths and expense in the face of equally steadfast determination by Topps to prevent Upper Deck from acquiring Topps. Your unsupported and unsupportable assertions that Upper Deck’s motivation may be “to interfere with the current transaction with Tornante-MDP and otherwise harm Topps’ business” also cannot be reconciled with the objective facts as well as the evidence submitted to the Court in the pending Delaware action.

In terms of your statements with respect to Upper Deck’s financing for the proposed transaction, I can assure you that, as described in the commitment letter attached as an exhibit to Upper Deck’s Schedule TO filed with the Securities and Exchange Commission on June 25, 2007 and hand delivered to Topps’ offices, Upper Deck indeed has committed financing from CIBC for the transaction, whether structured as a one-step or a two-step transaction. Notwithstanding the statements in your letter to the contrary, CIBC has never suggested to Upper Deck that it does not intend to stand behind the commitment it previously provided. Rather, CIBC has informed Upper Deck that the commitment letter it has provided with respect to financing for the transaction remains in effect.

Your assertion “that Upper Deck’s reservations concerning a tender offer relate to its financing with CIBC” is a further example, in our view, of Topps’ unscrupulous tactics. In good faith, we have provided you with candid information and you have chosen to distort our conversation to create the false impression that a one-step transaction rather than a two-step transaction will expose Topps’ shareholders to “the risk of a protracted transaction, as well as the lost time value of money.” Certainly, these factors were not considered by Topps when it caused false and misleading information (per the findings of the Delaware court) to be disseminated to Topps’ stockholders in the Topps Proxy Statement publicly filed and disseminated in connection with the Eisner transaction. In our view, this new-founded concern has been manufactured for the purpose of blocking Upper Deck’s acquisition of Topps.

Upper Deck does not dispute that its offer was not conditioned on financing. Additionally, contrary to the assertions in your letter, Upper Deck has made no public statement that could be construed as materially false and misleading regarding the manner in which it intends to finance its acquisition of Topps. Further, Upper Deck has not made any public statement that could be construed as materially false and misleading regarding its timing in connection with its acquisition of Topps. Finally, your suggestion that Upper Deck’s recent press release is false and misleading because Upper Deck does not intend to consummate the tender offer if the conditions are satisfied, derives from sheer gossamer. You have no factual basis for that assertion; none exists.

Our comments to the draft merger agreement will be forthcoming. As indicated above, Upper Deck confirms that its financing commitment remains in place, subject to the terms and conditions contained therein. Finally, please advise on when we can expect to receive the previously requested due diligence materials (which have been repeatedly requested since at least April) so that Upper Deck may finalize its due diligence and analysis of Topps.

IMPORTANT INFORMATION

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any tender offer will be made only through an Offer to Purchase and related materials. In connection with the tender offer, Upper Deck and its direct wholly-owned subsidiary UD Company, Inc. filed a Tender Offer Statement on Schedule TO (containing an Offer to Purchase, a Letter of Transmittal and related materials) with the U.S. Securities and Exchange Commission. Investors and security holders of Topps are advised to read these disclosure materials, and other disclosures materials because these materials will contain important information. You should consider the information contained in the disclosure materials before making any decision about the tender offer or whether to tender your shares. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by Upper Deck and UD Company, Inc. with the U.S. Securities and Exchange Commission at the SEC’s website at http://www.sec.gov. The disclosure materials may also be obtained from the Information Agent for the tender offer at no cost after the tender offer is commenced.

CAUTIONARY STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this press release are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects,” “intends,” “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the offer and our plans with respect to Topps, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Topps, economic and market factors and the industry in which Topps does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Upper Deck believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release. These statements are not guarantees of future performance. All forward- looking statements included in this press release are made as of the date hereof and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward- looking statements due to a number of factors.

About Upper Deck

Founded in 2003, Upper Deck is a premier sports and entertainment publishing company which delivers a portfolio of relevant, innovative and multi-dimensional product experiences to collectors, sports and entertainment enthusiasts. For more information on Upper Deck and its products please visit www.upperdeck.com.